LOAN AGREEMENT

THIS LOAN AGREEMENT is between ENERGYTEC, INC. (the “Borrower”) and GLADEWATER NATIONAL BANK, a Texas Banking corporation (the “Bank”), as follows:

The Borrower desires to borrow from the Bank the amount of FOUR MILLION AND NO/100 ($4,000,000.00) DOLLARS, and the Bank is willing to lend such amounts to the Borrower, subject to and upon the terms and conditions set forth.

NOW, THEREFORE, it is agreed:

As security for and to guarantee the full and timely payment of the principal and interest on the Note and all other Indebtedness or liabilities of the Borrower to the Bank, whether now existing or hereafter arising:

1.      Borrower will furnish Bank the following date:

a.  Railroad Commission number and name of lease/well(s).

b.  Name of lease operator and mailing address.

c.  Purchaser of product, mailing address, owner and lease number.

d.   Borrowers decimal interest and type (RI, ORR, WI, NRI).

2.      Ownership of minerals must be in same name as borrower.

3.      Lien Instruments. Borrower shall duly execute and deliver to the Bank Promissory Note, Deed(s) of Trust and Security Agreement(s), together with Financing Statement(s) pursuant to the Texas Uniform Commercial Code, and Assignment(s) of Production, in form and substance satisfactory to the Bank and its counsel, covering the property securing the Indebtedness, and any and all other documents deemed necessary by the Bank and its counsel to perfect a security interest with properties being pledged to secure payment of the loan contemplated hereunder.

4.      Filing and Recording. Bank will, at Borrower’s cost and expense, cause all instruments and documents given as security pursuant to this Agreement to be duly recorded and/or filed in all places necessary, in the opinion of the Bank, to perfect and protect the Deed of Trust lien, or security interest of the Bank in the property covered thereby. Borrower hereby authorizes the Bank to file any Financing statement in respect of any security interest created pursuant to this Agreement which may at any time be required or which, in the opinion of the Bank, may at any time be desirable although the same may have been executed only by the Bank, or, at the option of the Bank, should Borrower refuse to execute same after notice from Bank, to sign such Financing Statement on behalf of the Borrower and file the same, and the Borrower hereby irrevocably designates the Bank, its agents, representative, and designees as agents and attorney in fact for the Borrower for this purpose. If, after notice and opportunity, Borrower refuses to execute any Financing Statement, and Bank signs and files such Financing Statement on behalf of Borrower as herein provided, Bank shall promptly furnish a copy of said financing Statement to Borrower. In the event that any re-recording or re-filing thereof (or the filing of any statements of continuation or assignment of any Financing Statement) is required to protect and preserve such mortgage, lien or security interest, the Bank will, at Borrower’s cost and expense, cause the same to be recorded and/or filed at the time and in the manner requested by the Bank.

5.      Title Opinion. Borrower will furnish the Bank with Title Opinions showing Bank as first lien holder, before funding of the loan contemplated hereunder.

6.      Production payments to come to Bank. Borrower hereunder has, in accordance with the Deed of Trust, Security Agreement, Financing Statement and Assignment of Production, assigned to Bank all of the oil, gas, casing head gas, condensate, and other minerals set forth in the Deed of Trust that may be produced from the mortgaged property, as defined in the Deed of Trust. Bank will notify any and all purchasers of production from the mortgaged property of said assignment(s) and provide Borrower with a copy of such notification. Bank will receive directly from the purchaser or purchasers of production all proceeds of oil and gas production accruing to the mortgaged property, for credit to Borrower hereunder. Upon receipts of the monthly run check, Bank will deposit all proceeds to Borrower’s Gladewater National Bank checking account. Proceeds in the amount of the monthly payment as described in Borrower’s note will be held until such time of the due date of each monthly payment. At that time, the regularly scheduled monthly payment will be automatically debited from Borrower’s checking account and applied to Borrower’s note. Bank will mail Borrower copies of the deposit slip as well as the check vouchers. Upon Borrower being delinquent in making payment on its note more than twice during any twelve month period, Bank shall have the right, but not the obligation, at its sole discretion, and without notice to Borrower, to apply proceeds of productions, at the time such proceeds are received by the Bank, to pay any monthly payment that is to become due and payable under the note within 30 days for receipt by the Bank of the production payment. Bank shall always have the right to apply production proceeds when received to pay any past due amount under the note. Production run checks must be made payable as follows:

Gladewater National Bank for the benefit of
ENERGYTEC, INC.
P O Box 1749
Gladewater, Texas 75647

7.       Bank will automatically charge Borrower’s account for note payments of principal plus interest on the twenty seventh (27th) working day of each month, copies of transactions will be mailed to Borrower.

8.       If Borrower operates the lease/wells, he will furnish Bank a list of all equipment, including serial numbers, used on pledged properties. Borrower agrees to pay for any/all inspections of equipment made by Bank or its agent.

9.      Approval of Operator. Borrower will furnish Bank with the name and address of the Operator. Any change in Operators must be pre-approved by Bank. If at any time the Bank should feel that its collateral is in jeopardy due to inefficient operations, Bank may require a change in operators.

10.      Properties Operated by Borrower. If Borrower is the Operator of properties, such properties must be operated in a manner consistent with state regulatory requirements.

11.      Borrowing Base. During the term of the loan contemplated hereunder, the Bank will, from time to time, re-evaluate the value of the properties pledged to secure the loan contemplated hereunder, based on pricing adjusted to market fluctuations. If such re-evaluation shall reveal that the Borrower exceeds the borrowing base of the loan (being 80% of present worth of the properties pledged, as calculated by the Bank, discounted 17.5%, or 80% of the average of the preceding 6 months’ net monthly income times 32 months, whichever is less), then and in such event, within thirty (30) day’s written notice by the Bank, the Borrower shall, as required by the Bank, either:

(1)	pledge additional collateral acceptable by the Bank, in its sole discretion, in an amount sufficient to cure the borrowing base deficiency; or
(2)	make a principal reduction on the loan, sufficient to cure the borrowing base deficiency.
(3)	the Bank reserves the right to request that the Borrower pledge as collateral those properties purchased with funds advanced from the Borrower’s Master Note.

12.      Affirmative Covenants. So long as the Borrower has any indebtedness with the Bank, Borrower will:

a.	Furnish to the Bank, within 30 days after the end of the fiscal year, a copy of its financial statement and related statement of income and expense prepared in accordance with generally accepted accounting principles by an independent certified public accountant selected by the Borrower and satisfactory to the Bank.
b.	Furnish to the Bank financial statements and related statements of income and expense as stated on page 7 of this Agreement, certified by a proper accounting officer of the Borrower.
c.	Pay and discharge all taxes, assessments and governmental charges imposed upon the Borrower or its property prior to the date on which penalties or liens attach thereto.
d.	Promptly give notice to the Bank of all litigation and all proceedings before governmental or regulatory agencies affecting the Borrower except litigation or proceedings not materially affecting the financial condition of the Borrower.
e.	From time to time, upon request by the Bank, execute and deliver to the Bank any instrument, document, assignment of other writing which may be necessary or advisable in the Bank’s opinion to carry our the terms of the Agreement and to perfect the Bank’s security interest in and facilitate the collection of any collateral securing the advances.

f.	Maintain insurance with responsible companies in the amount and types presently carried by the Borrower with the Bank named as loss payee as its interest may appear, such policies to be non- cancelable without prior written notice to the Bank.
g.	Make available to the Bank’s officers the books and records of the Borrower, including, but not limited to, the subsidiary journals, accounts receivable files, inventory records, general ledger, and correspondence files. The Bank has the right to examine its collateral at any reasonable time without prior notice.
h.	Pay reasonable expenses, including reasonable legal expenses and attorney’s fees, of the Bank which have been or may be incurred by the Bank in connection with the preparation of this agreement and the lending and incurring of obligations or liabilities hereunder, the collection of any note authorized hereby, or for the enforcement of any of the Borrowers or the Guarantors’ obligations hereunder and under any document executed to secure the payment of any note authorized hereunder, or the guaranty thereof and for the recording and filing and re-recording and re-filing of any such document.
i.	Give notice to the Bank in writing of the occurrence of any default, any change in the name of the Borrower, any change in name, identity or Company structure.
j.	Give notice to the Bank in writing of any uninsured or partially uninsured loss through fire, theft, liability or property damage.

13.      Negative Covenants. The Borrower covenants and agrees that without written consent of the Bank it shall not:

a.	Make any loans to officers of the Company.
b.	From the date of this Agreement, increase the salaries of its officers by more than 10% annually.
c.	Form any new subsidiary or merge or invest in or consolidate with any corporation or other entity, or sell, lease, assign, transfer, or otherwise dispose of (whether in one transaction or as a series of related transaction) all or substantially all of its assets, now pledged or hereafter pledged as collateral on loan.

14.      Default. The Borrower shall be in default hereunder if any one of the following events of default shall occur and be continuing, namely:

a.	Default by the Borrower or Guarantors in the payment of any sums owing to the Bank or others (hereinafter referred to as the “Indebtedness”) or if the holder of any such Indebtedness declares such Indebtedness due prior to the stated maturity because of any default thereunder; or

b.	Any representation, statement, warranty, projection, or certificate made by the Borrower or any of the Guarantors in the Loan Documents, or hereafter furnished to the Bank in connection with any loan or loans hereunder, shall prove to have been incorrect in any material respect at the time of making or issuance thereof; or
c.	Default by the Borrower, any of the Guarantors or any other party to the Loan Documents in the performance of any of the covenants or agreements set forth in the Loan Documents or in any other agreement or instrument executed pursuant hereto provided, however, that the provisions of this Agreement shall control in the event that any of such provisions are in conflict with the provisions of any other agreement, mortgage, indenture or instrument executed pursuant hereto and all of such provisions in such other instruments shall be deemed to be cumulative of the provisions hereof to the extent such provisions are not inconsistent herewith; or
d.	The Borrower or any of the Guarantors shall apply for or consent to, or acquiesce in the appointment of a receiver, trustee, or liquidator of itself or himself or of its or his property, or admit in writing of its or his inability to pay its or his debts as they mature, or make a general assignment for the benefit of creditors or an Order of Relief be entered with respect to the Borrower or any of the Guarantors by any court having competent jurisdiction in the premises, or file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, composition, readjustment or arrangement, or similar relief with creditors, under any present or future statute, law or regulation, or otherwise, or take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it or him for the purpose of affecting any of the foregoing, or it or he shall have a receiver or trustee or assignee in bankruptcy or insolvency appointed for it or him, or its or his property, without its application or consent; or
e.	The Bank determines in the exercise of its judgment that the Borrowers financial condition has deteriorated, the prospect of Repayment of the Indebtedness is impaired or that the value of the Collateral has lessened materially. Thereupon in any such case, the obligation of the Bank to extend credit hereunder to or for the account of the Borrower pursuant hereto shall immediately terminate, and the Bank shall be entitled to each and every remedy and to take each and every action permitted by the Loan Documents.

15.      Waiver. No failure to exercise and no delay in exercising on the part of the Bank of any right, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder, preclude any other right power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement.

16.       Survival of Agreements. All agreements, representations and warranties herein made, shall survive the execution and delivery of the Notes and the Security Instruments and the making and renewal thereof.

17.      Amendment. This Agreement may not be amended except in writing signed by the Borrower, the Guarantors and the Bank.

18.      Successors. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Bank and the successors and assigns of each party hereto.

19.      Severability. In the case any one or more of the provisions contained in the Loan Documents should be invalid, illegal, or unenforceable, in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected thereby.

20.      Lawsuits. The Borrower certifies that there are no outstanding lawsuits in which it is named.

AGREEMENT

This Agreement is between ENERGYTEC, INC., (the “Borrower”) and GLADEWATER NATIONAL BANK, a Texas Banking corporation (the “Bank”) as follows:

The Borrower desires to borrow from the Bank the amount of FOUR MILLION AND NO/100 ($4,000,000.00) DOLLARS and the Bank is willing to lend such amount to the Borrower subject to and upon the terms and conditions set forth:

ORIGINATION FEE	$14,000.00

FINANCIAL STATEMENTS	REQUIRED
HOW OFTEN	QUARTERLY & ANNUALLY
FYE	DECEMBER 31

INCOME AND EXPENSE	REQUIRED
HOW OFTEN	QUARTERLY & ANNUALLY

INCOME TAX RETURNS	REQUIRED
HOW OFTEN	ANNUALLY

ENERGYTEC, INC.

February 27, 2006	BY: /s/
DATE	DON LAMBERT, PRESIDENT

BY: /s/
DOROTHEA KREMPEIN,
VICE PRESIDENT

-BORROWER-

GLADEWATER NATIONAL BANK

February 27, 2006	BY: /s/
DATE	REDONIA HARPER, PRESIDENT

-BANK-